As filed with the Securities and Exchange Commission on May 25, 2023
Registration No 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
UNDER THE SECURITIES ACT OF 1933

First Interstate BancSystem, Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-0331430
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

401 North 31st Street
Billings, Montana 59101
(Address of principal executive offices, including zip code)

First Interstate BancSystem, Inc.
2023 Equity and Incentive Compensation Plan
(Full title of plan)

Marcy D. Mutch
Executive Vice President and Chief Financial Officer
401 North 31st Street
Billings, Montana 59101
(Name and address, including zip code, of agent for service)

(406) 255-5311
(Telephone number, including area code, of agent for service)

Copy to:

Scott A. Berdan, Esq. Polsinelli PC 1401 Lawrence Street, Suite 2300 Denver, CO 80202 (303) 583-8235
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information
Not required to be filed with this Registration Statement.
Item 2. Registration Information and Employee Plan Annual Information
Not required to be filed with this Registration Statement.
PART II

Item 3. Incorporation of Documents by Reference
The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission” or the “SEC”) are incorporated by reference into this Registration Statement:
(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 24, 2023;
(b)the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 from the Registrant’s definitive proxy statement on Schedule 14A;
(c) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 5, 2023;
(d)the Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2023, January 26, 2023 (only with respect to Item 8.01), February 10, 2023, March 16, 2023, April 26, 2023 (only with respect to Item 8.01), and May 25, 2023;
(e)the description of the Registrant’s common stock, which is contained in a Registration Statement on Form 8-A (Amendment No. 3) filed with the SEC on May 25, 2023; and
(f)all other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors and officers for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL. The Registrant’s

Certificate of Incorporation also provides that the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law and advance expenses to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain exceptions. The Registrant has also entered into employment agreements (“Employment Agreements”) with certain executive officers which require the Registrant to provide standard directors’ and officers’ liability insurance policy, and indemnification for the term of their respective Employment Agreement, and for a period of six years thereafter, to the fullest extent permitted under applicable law, against all expenses and liabilities reasonably incurred in connection with, or arising out of, any action, suit or proceeding in which the officer may be involved by reason of having been an officer of the Registrant or any affiliate (whether or not the officer continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board).
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit No.	Exhibit Description
4.1	Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on May 25, 2023).
4.2	Bylaws of the Company (incorporated by reference to Exhibit B of Appendix B to the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2023).
5.1	Opinion of Polsinelli PC.
23.1	Consent of RSM US LLP, independent registered public accounting firm.
23.2	Consent of Polsinelli PC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Form S-8).
99.1	2023 Equity and Incentive Plan (incorporated by reference to Appendix C to the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2023)
107	Fee Table.

Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on May 25, 2023.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ KIRK D. JENSEN
Kirk D. Jensen
Executive Vice President and General Counsel/Corporate Secretary

POWER OF ATTORNEY
Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Kevin P. Riley, Kirk D. Jensen, and Marcy D. Mutch, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID L. JAHNKE		May 25, 2023
David L. Jahnke	Chair of the Board

/s/ STEPHEN B. BOWMAN		May 25, 2023
Stephen B. Bowman	Director

/s/ JAMES P. BRANNEN		May 25, 2023
James P. Brannen	Director

/s/ ALICE S. CHO		May 25, 2023
Alice S. Cho	Director

/s/ FRANCES P. GRIEB		May 25, 2023
Frances P. Grieb	Director

/s/ THOMAS E. HENNING		May 25, 2023
Thomas E. Henning	Director

/s/ JOHN M. HEYNEMAN, JR.		May 25, 2023
John M. Heyneman, Jr.	Director

/s/ DENNIS L. JOHNSON		May 25, 2023
Dennis L. Johnson	Director

/s/ STEPHEN M. LACY		May 25, 2023
Stephen M. Lacy	Director

/s/ PATRICIA L. MOSS		May 25, 2023
Patricia L. Moss	Director

/s/ JOYCE A. PHILLIPS		May 25, 2023
Joyce Phillips	Director

/s/ DANIEL A. RYKHUS		May 25, 2023
Daniel A. Rykhus	Director

/s/ JAMES R. SCOTT		May 25, 2023
James R. Scott	Director

/s/ JONATHAN R. SCOTT		May 25, 2023
Jonathan R. Scott	Director

/s/ KEVIN P. RILEY	President, Chief Executive Officer and Director	May 25, 2023
Kevin P. Riley	(Principal executive officer)

/s/ MARCY D. MUTCH	Executive Vice President and Chief Financial Officer	May 25, 2023
Marcy D. Mutch	(Principal financial and accounting officer)